Stillwater Mining Company Board Changes Following Norimet (Norilsk Nickel) Sale of Stillwater Shares

BILLINGS, MT -- (Marketwire - January 10, 2011) - STILLWATER MINING COMPANY (NYSE: SWC) today announced that following Norimet's sale of Stillwater shares two of the Company's directors, Ajay Paliwal and Mark V. Sander have decided to step down from the Company's Board of Directors effective January 7, 2011. Messrs. Paliwal and Sander were nominated in 2009 to serve as non-independent directors of Stillwater under the provisions of a Stockholders Agreement between the Company and Norimet Limited ("Norimet"), Stillwater's former majority stockholder and a subsidiary of MMC Norilsk Nickel (Norilsk) of Russia.

In December 2010, Norimet sold its entire interest in Stillwater to a broad spectrum of independent investors in a highly successful stock offering valued at nearly $1 billion. The transaction brought to an end Norimet's 7 ½ year majority ownership position and affiliation with Stillwater.

Commenting on the director departures and Norimet secondary offering, Stillwater Chairman and Chief Executive Officer, Francis R. McAllister said, "I join with all members of the Company's Board in expressing our appreciation for the counsel and advice Ajay and Mark provided as members of our Board. In a way the Norimet offering and departures of Ajay and Mark memorialize the culmination of a palladium marketing venture begun in 2002/2003 between Norilsk and Stillwater, a venture initiated by Norilsk which initially served to assure the U.S. auto industry that Russian and U.S. palladium would be available for their catalytic converters and which ultimately saw worldwide adoption of palladium as the primary metal in catalytic converters for all gasoline engine cars."

Continuing McAllister said, "Ajay and Mark brought to the Company's Board extensive experience in mining and natural resources. Ajay is a chartered accountant based in the United Kingdom. He is a founder of Jiva Capital, a firm dedicated to private equity investment and consulting in the global mining and metals sector. Mark holds a PhD in Ore Deposits and Exploration from Stanford University. He is co-founder and partner in Plinian Capital, which specializes in acquiring distressed mining assets to create value over the commodity cycle. Mark is also Chief Operating Officer of Mandalay Resources, a Plinian startup. We will miss Ajay and Mark and wish them the best."

McAllister concluded, "Three other directors, Craig L. Fuller, Steven S. Lucas and Michael Schiavone, initially nominated by Norimet but elected as independent directors, will continue to serve on the Company's board."

About Stillwater
Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Website: www.stillwatermining.com.

CONTACT:
Gregory A. Wing
Chief Financial Officer
406-373-8700